EXHIBIT 23.1


We consent to the incorporation by reference in the Registration Statement of Valley Forge Scientific Corp. (the "Company") on Form S-8 pertaining to the registration of 500,000 shares of common stock to be issued pursuant to the Company's Non-Qualified Employee
Stock Option Plan of our report dated December 1, 1997, on our audits of the consolidated financial statements as of September 30, 1997 and for each of the three years in the period ended September 30, 1997, which report is included in the Company's Annual Report on Form 10-K for the year ended September 30, 1997.


SAMUEL KLEIN & COMPANY

Newark, New Jersey
September 16, 1998